Exhibit 99.1

Contact:	Jack Lief, President & CEO	Susan Neath, Media & Investor Relations
	Arena Pharmaceuticals	Atkins + Associates
	858-453-7200	858-527-3486

Arena Pharmaceuticals Announces Pricing of Public Offering of Common Stock

SAN DIEGO, February 1, 2005—Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) announced today the pricing of its public offering of 7,500,000 shares of its common stock at a public offering price of $6.00 per share. All of the shares are being offered by the company. The underwriters have a 30-day option to purchase up to 1,125,000 additional shares to cover over-allotments, if any.

CIBC World Markets Corp. is acting as the book-running manager in this offering. Piper Jaffray & Co. is acting as co-lead manager. Needham & Company, Inc., Granite Financial Group, Inc. and Morgan Joseph & Co. Inc. are acting as co-managers.

A registration statement relating to these securities was filed and has been declared effective by the Securities and Exchange Commission.  Sales of shares pursuant to this offering may be made only by means of the final prospectus supplement and related prospectus, copies of which can be obtained from CIBC World Markets Corp., by email at useprospectus@us.cibc.com or by fax at 212-667-6136. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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